Exhibit 16.1

September 29, 2023

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 28, 2023, to be filed by our former client, Prospect Floating Rate and Alternative Income Fund, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, P.C.